UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 22, 2015
________________________
EMC CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-9853	04-2680009
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

176 South Street Hopkinton, Massachusetts (Address of principal executive offices)		01748 (Zip Code)
Registrant's telephone number, including area code: (508) 435-1000

N/A
(Former Name or Former Address, if changed since last report)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 22, 2015, EMC Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Virtustream Group Holdings, Inc. (“Virtustream”).

Under the terms of the Merger Agreement, each share of Virtustream capital stock outstanding at the completion of the merger will be converted into a right to receive a cash payment. Vested options will be converted into a right to receive a cash payment and unvested equity interests in Virtustream will be assumed by EMC and converted into a right to receive EMC equity or a cash payment as provided in the Merger Agreement, in the case of the unvested equity subject to the same vesting schedule and restrictions as applied prior to the merger. The aggregate purchase price for the transaction is approximately $1,200,000,000.

The merger and Merger Agreement have been approved by the boards of directors of EMC and Virtustream and by the requisite vote of the Virtustream stockholders. The transaction is expected to close in the third quarter of 2015, subject to customary closing conditions.

The Merger Agreement contains customary representations and warranties of Virtustream and EMC, covenants regarding Virtustream's operation of its business prior to the closing date, and provisions regarding indemnification in favor of EMC. EMC will deposit into escrow a specified percentage of the total merger consideration otherwise payable in the merger to holders of Virtustream securities to be held in escrow for indemnification claims, if any, under the Merger Agreement, subject to certain exceptions, for a period of fifteen months following the completion of the merger, subject to any unresolved indemnification claims.

Item 8.01. Other Events

On May 26, 2015, EMC issued a press release to announce the entry into the merger agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1    Press release from EMC Corporation dated May 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President and General Counsel

Date:    May 26, 2015

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release from EMC Corporation dated May 26, 2015